Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
ACREAGE ACQUISITIONS

FRISCO, TEXAS, November 14, 2013 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it has entered into agreements with certain parties to acquire leases on 55,000 acres (53,000 net) in Louisiana and Mississippi for $54.5 million aggregate consideration.  The purchase agreements are subject to customary closing conditions and adjustments.  The Company believes the acreage being acquired is prospective for oil in the Tuscaloosa Marine shale formation and is near successful wells drilled by other industry participants.  The leases cover acreage in Wilkinson and Amite Counties in Mississippi and in East Feliciana and St. Helena Parishes in Louisiana.  Comstock expects to complete the acquisitions in the fourth quarter and is pursuing other lease acquisition opportunities in this and another play prospective for oil development.

"These acreage acquisitions will allow Comstock to expand its oil drilling program beyond its current successful program in South Texas's prolific Eagle Ford shale play" stated M. Jay Allison, Chief Executive Officer of Comstock.  "The Company's 2014 drilling program will still be primarily focused on developing our Eagle Ford shale properties as we await a more favorable natural gas price environment to resume drilling in our Haynesville shale natural gas properties.  By adding new acreage in plays prospective for oil we can ensure that we have an adequate inventory of future drilling locations which will allow us to continue to grow our oil production and oil reserves base in future years."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.